EXHIBIT 21

Subsidiaries of Talk Visual Corporation

Jurisdiction
of Incorporation           Name
----------------           ----------------------------------------------

California                 Sacramento Results, Inc.

New York                   Mundo Express of NY, Ltd.

Ontario, Canada            The Ontario International Property Corporation